EXHIBIT 11

OCCIDENTAL PETROLEUM CORPORATION AND SUBSIDIARIES
COMPUTATION OF EARNINGS PER SHARE
FOR THE THREE MONTHS ENDED MARCH 31, 2001 AND 2000
(Amounts in thousands, except per-share amounts)

	Three Months Ended
	March 31

	2001	2000

BASIC EARNINGS PER SHARE

Income before extraordinary item and effect of changes in accounting principles	$509,959	$271,001

Effect of repurchase of Trust Preferred Securities	29	611

Earnings before extraordinary item and effect of changes in accounting principles	509,988	271,612

Extraordinary loss, net	(2,615)	—

Cumulative effect of changes in accounting principles, net	(23,613)	—

Earnings applicable to common stock	$483,760	$271,612

Weighted average common shares outstanding	370,234	368,125

Basic earnings per share
Income before extraordinary item and effect of changes in accounting principles	$1.38	$.74

Extraordinary loss, net	(.01)	—

Cumulative effect of changes in accounting principles, net	(.06)	—

Basic earnings per common share	$1.31	$.74

DILUTED EARNINGS PER SHARE

Earnings before extraordinary item and effect of changes in accounting principles	$509,988	$271,612

Extraordinary loss, net	(2,615)	—

Cumulative effect of changes in accounting principles, net	(23,613)	—

Earnings applicable to common stock	$483,760	$271,612

Weighted average common shares outstanding	370,234	368,125

Dilutive effect of exercise of options outstanding	717	111

	370,951	368,236

Diluted earnings per share
Income before extraordinary item and effect of changes in accounting principles	$1.37	$.74

Extraordinary loss, net	(.01)	—

Cumulative effect of changes in accounting principles, net	(.06)	—

Diluted earnings per common share	$1.30	$.74

The following items were not included in the computation of diluted earnings per share because their effect was antidilutive (in thousands, except per-share amounts):

Three Months Ended March 31,	2001	2000

Stock options

Number of shares	4,124	4,969

Price range per share	$23.875—$29.438	$19.875—$29.438

Expiration range	7/10/06—11/10/09	8/18/00—7/8/08